Exhibit 2.6

Declaration by the Board of Management and Supervisory Board
of Pfeiffer Vacuum AG pursuant to § 161 Joint Stock Corporation Act (AktG)
regarding to the German Corporate Governance Code in effect as of May 21, 2003
(convenience translation)

§ 161 of the German Stock Corporation Act (AktG) requires the Board of Management and the Supervisory Board of a listed stock corporation to declare each year that the recommendations of the “German Corporate Governance Code Government Commission”, published by the Federal Ministry of Justice in the official section of the electronic Federal Gazette have been and are being met or, if not, which recommendations have not been or are not being applied. This declaration must be made available to shareholders at all times.

The German Corporate Governance Code (‘Code’) contains rules with varying binding effect. Apart from outlining aspects of the current German Stock Corporation Act, it contains recommendations from which companies are permitted to deviate. However, if they do so, they must disclose this each year. The Code also contains suggestions which can be ignored without giving rise to any disclosure requirement.

Pursuant to § 161 of the German Stock Corporation Act, the Management and Supervisory Boards of Pfeiffer Vacuum Technology AG issued the statement of compliance for the year 2003 in December 2003. With the following exceptions, this statement reflects compliance with the recommendations of the German Corporate Governance Code Government Commission:

•	No agreement was able to be reached in negotiations with our D&O insurance carrier to obtain a lower premium if a deductible is arranged. We will therefore not arrange for a deductible. A deductible would not improve the overall motivation and sense of responsibility of the Management and Supervisory Boards. Both the Management and Supervisory Boards work to the benefit of the enterprise. (Point 3.8 of the Code)

•	The compensation of the members of the Management Board has in the past been and presently still is stated collectively in the Notes to the Consolidated Financial Statements. (Point 4.2.4 of the Code)

•	The members of the Supervisory Board have in the past received and presently still receive fixed compensation, which does not contain any performance-related variable income components. Their compensation is stated collectively in the Notes to the Consolidated Financial Statements. (Point 5.4.5 of the Code)

The full text of the Code is included in this exhibit and available at the following Internet address: www.corporate-governance-code.de

German Corporate Governance Code

as amended on May 21, 2003
(convenience translation)

Government Commission
German Corporate Governance Code

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

Foreword

This German Corporate Governance Code (the “Code”) presents essential statutory regulations for the management and supervision (governance) of German listed companies and contains internationally and nationally recognized standards for good and responsible governance. The Code aims at making the German Corporate Governance system transparent and understandable. Its purpose is to promote the trust of international and national investors, customers, employees and the general public in the management and supervision of listed German stock corporations.

The Code clarifies the rights of shareholders, who provide the company with the required equity capital and who carry the entrepreneurial risk.

A dual board system is prescribed by law for German stock corporations:

The Management Board is responsible for managing the enterprise. Its members are jointly accountable for the management of the enterprise. The Chairman of the Management Board coordinates the work of the Management Board.

The Supervisory Board appoints, supervises and advises the members of the Management Board and is directly involved in decisions of fundamental importance to the enterprise. The chairman of the Supervisory Board coordinates the work of the Supervisory Board.

The members of the Supervisory Board are elected by the shareholders at the General Meeting. In enterprises having more than 500 or 2000 employees in Germany, employees are also represented in the Supervisory Board, which then is composed of employee representatives to one third or to one half respectively. For enterprises with more than 2000 employees, the Chairman of the Supervisory Board, who, for all practical purposes, is a representative of the shareholders, has the casting vote in the case of split resolutions. The representatives elected by the shareholders and the representatives of the employees are equally obliged to act in the enterprise’s best interests.

In practice the dual board system, also established in other continental European countries, and the internationally widespread system of management by a single management body (Board of Directors) converge because of the intensive interaction of the Management Board and the Supervisory Board, both being likewise successful.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

The accounting standards of German enterprises are oriented on the “true and fair view” principle and represent a fair picture of the actual conditions of the asset, financial and earnings situations of the enterprise.

The recommendations of the Code are marked in the text by use of the word “shall”. Companies can deviate from them, but are then obliged to disclose this annually. This enables companies to reflect sector and enterprise-specific requirements. Thus, the Code contributes to more flexibility and more self-regulation in the German corporate constitution. Furthermore, the Code contains suggestions which can be deviated from without disclosure; for this the Code uses terms such as “should” or “can”. The remaining passages of the Code not marked by these terms contain provisions that enterprises are compelled to observe under applicable law.

For Code stipulations relating to not only the listed company itself but also its group companies, the term “enterprise” is used instead of “company”.

Primarily, the Code addresses listed corporations. It is recommended that non-listed companies also respect the Code.

As a rule the Code will be reviewed annually against the background of national and international developments and be adjusted, if necessary.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

2.	Shareholders and the General Meeting

2.1	Shareholders

2.1.1	Shareholders exercise their rights at the General Meeting and vote there.

2.1.2	In principle, each share carries one vote. There are no shares with multiple voting rights, preferential voting rights (golden shares) or maximum voting rights.

2.2	General Meeting

2.2.1	The Management Board submits to the General Meeting the Annual Financial Statements and the Consolidated Financial Statements. The General Meeting resolves on the appropriation of net income and the discharge of the acts of the Management Board and of the Supervisory Board. It elects the shareholders’ representatives to the Supervisory Board and, as a rule, the auditors.

Furthermore, the General Meeting resolves on the Articles of Association, the purpose of the company, amendments to the Articles of Association and essential corporate measures such as, in particular, inter-company agreements and transformations, the issuing of new shares and, in particular, of convertible bonds and bonds with warrants, and the authorization to purchase own shares.

2.2.2	When new shares are issued, shareholders, in principle, have pre-emptive rights corresponding to their share of the equity capital.

2.2.3	Each shareholder is entitled to participate in the General Meeting, to take the floor on matters on the agenda and to submit materially relevant questions and proposals.

2.2.4	The chair of the meeting provides for the expedient running of the General Meeting.

2.3	Invitation to the General Meeting, Proxies

2.3.1	At least once a year the shareholders’ General Meeting is to be convened by the Management Board giving details of the agenda. A quorum of shareholders is entitled to demand the convening of a General Meeting and the extension of the agenda. The Management Board shall not only provide the reports and documents, including the Annual Report, required by law for the General Meeting, and send them to shareholders upon request, but shall also publish them on the company’s Internet site together with the agenda.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

2.3.2	The company shall inform all domestic and foreign shareholders, shareholders’ associations and financial services providers, who, in the preceding 12 months, have requested such notification, of the convening of the General Meeting together with the convention documents, upon request, also using electronic channels.

2.3.3	The company shall facilitate the personal exercising of shareholders’ voting rights. The company shall also assist the shareholders in the use of proxies. The Management Board shall arrange for the appointment of a representative to exercise shareholders’ voting rights in accordance with instructions; this representative should also be reachable during the General Meeting.

2.3.4	The company should make it possible for shareholders to follow the General Meeting using modern communication media (e.g. Internet).

3.	Cooperation between Management Board and Supervisory Board

3.1	The Management Board and Supervisory Board cooperate closely to the benefit of the enterprise.

3.2	The Management Board coordinates the enterprise’s strategic approach with the Supervisory Board and discusses the current state of strategy implementation with the Supervisory Board in regular intervals.

3.3	For transactions of fundamental importance, the Articles of Association or the Supervisory Board specify provisions requiring the approval of the Supervisory Board. They include decisions or measures which fundamentally change the asset, financial or earnings situations of the enterprise.

3.4	Providing sufficient information to the Supervisory Board is the joint responsibility of the Management Board and Supervisory Board.

The Management Board informs the Supervisory Board regularly, without delay and comprehensively, of all issues important to the enterprise with regard to planning, business development, risk situation and risk management. The Management Board points out deviations of the actual business development from previously formulated plans and targets, indicating the reasons therefor.

The Supervisory Board shall specify the Management Board’s information and reporting duties in more detail. The Management Board’s reports to the Supervisory Board are, as a rule, to be submitted in writing (including electronic form). Documents required for decisions, in particular, the Annual Financial Statements, the Consolidated Financial Statements and the Auditors’ Report are to be sent to the members of the Supervisory Board, to the extent possible, in due time before the meeting.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

3.5	Good corporate governance requires an open discussion between the Management Board and Supervisory Board as well as among the members within the Management Board and the Supervisory Board. The comprehensive observance of confidentiality is of paramount importance for this.

All board members ensure that the staff members they employ observe the confidentiality obligation accordingly.

3.6	In Supervisory Boards with codetermination, representatives of the shareholders and of the employees should prepare the Supervisory Board meetings separately, possibly with members of the Management Board.

If necessary, the Supervisory Board should meet without the Management Board.

3.7	In the event of a takeover offer, the Management Board and Supervisory Board of the target company must submit a statement of their reasoned position so that the shareholders can make an informed decision on the offer.

After the announcement of a takeover offer, the Management Board may not take any actions outside the ordinary course of business that could prevent the success of the offer unless the Management Board has been authorized by the General Meeting or the Supervisory Board has given its approval. In making their decisions, the Management and Supervisory Boards are bound to the best interests of the shareholders and of the enterprise.

In appropriate cases the Management Board should convene an extraordinary General Meeting at which shareholders discuss the takeover offer and may decide on corporate actions.

3.8	The Management Board and Supervisory Board comply with the rules of proper corporate management. If they violate the due care and diligence of a prudent and conscientious Managing Director or Supervisory Board member, they are liable to the company for damages.

If the company takes out a D&O (directors and officers’ liability insurance) policy for the Management Board and Supervisory Board, a suitable deductible shall be agreed.

3.9	Extending loans from the enterprise to members of the Management and Supervisory Boards or their relatives requires the approval of the Supervisory Board.

3.10	The Management Board and Supervisory Board shall report each year on the enterprise’s Corporate Governance in the Annual Report. This includes the explanation of possible deviations from the recommendations of this Code. Comments can also be provided on the Code’s suggestions.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

4.	Management Board

4.1	Tasks and Responsibilities

4.1.1	The Management Board is responsible for independently managing the enterprise. In doing so, it is obliged to act in the enterprise’s best interests and undertakes to increase the sustainable value of the enterprise.

4.1.2	The Management Board develops the enterprise’s strategy, coordinates it with the Supervisory Board and ensures its implementation.

4.1.3	The Management Board ensures that all provisions of law are abided by and works to achieve their compliance by group companies.

4.1.4	The Management Board ensures appropriate risk management and risk controlling in the enterprise.

4.2	Composition and Compensation

4.2.1	The Management Board shall be comprised of several persons and have a Chairman or Spokesman. Terms of Reference shall regulate the allocation of areas of responsibility and the cooperation in the Management Board.

4.2.2	At the proposal of the committee dealing with Management Board contracts, the full Supervisory Board shall discuss and regularly review the structure of the Management Board compensation system.

Compensation of the members of the Management Board is determined by the Supervisory Board at an appropriate amount based on a performance assessment in considering any payments by group companies. Criteria for determining the appropriateness of compensation are, in particular, the tasks of the respective member of the Management Board, his personal performance, the performance of the Management Board as well as the economic situation, the performance and outlook of the enterprise taking into account its peer companies.

4.2.3	The overall compensation of the members of the Management Board shall comprise a fixed salary and variable components. Variable compensation should include one-time and annually-payable components linked to the business performance as well as long-term incentives containing risk elements. All compensation components must be appropriate, both individually and in total.

In particular, company stocks with a multi-year blocking period, stock options or comparable instruments (e.g. phantom stocks) serve as variable compensation components with long-term incentive effect and risk elements. Stock options and comparable instruments shall be related to demanding, relevant comparison parameters. Changing such performance targets or the

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

comparison parameters retroactively shall be excluded. For extraordinary, unforeseen developments a possibility of limitation (Cap) shall be agreed for by the Supervisory Board.

The salient points of the compensation system and the concrete form of a stock options scheme or comparable instruments for components with long-term incentive effect and risk elements shall be published on the company’s website in plainly understandable form and be detailed in the annual report. This shall include information on the value of stock options.

The Chairman of the Supervisory Board shall outline the salient points of the compensation system and any changes thereto to the General Meeting.

4.2.4	Compensation of the members of the Management Board shall be reported in the Notes of the Consolidated Financial Statements subdivided according to fixed, performance-related and long-term incentive components. The figures shall be individualized.

4.3	Conflicts of Interest

4.3.1	During their employment for the enterprise, members of the Management Board are subject to a comprehensive non-competition obligation.

4.3.2	Members of the Management Board and employees may not, in connection with their work, demand nor accept from third parties payments or other advantages for themselves or for any other person nor grant third parties unlawful advantages.

4.3.3	Members of the Management Board are bound by the enterprise’s best interests. No member of the Management Board may pursue personal interests in his decisions or use business opportunities intended for the enterprise for himself.

4.3.4	All members of the Management Board shall disclose conflicts of interest to the Supervisory Board without delay and inform the other members of the Management Board thereof. All transactions between the enterprise and the members of the Management Board as well as persons they are close to or companies they have a personal association with must comply with standards customary in the sector. Important transactions shall require the approval of the Supervisory Board.

4.3.5	Members of the Management Board shall take on sideline activities, especially Supervisory Board mandates outside the enterprise, only with the approval of the Supervisory Board.

5.	Supervisory Board

5.1	Tasks and Responsibilities

5.1.1	The task of the Supervisory Board is to advise regularly and supervise the Management Board in the management of the enterprise. It must be involved in decisions of fundamental importance to

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

the enterprise.

5.1.2	The Supervisory Board appoints and dismisses the members of the Management Board. Together with the Management Board it shall ensure that there is a long-term succession planning. The Supervisory Board can delegate preparations for the appointment of members of the Management Board to a committee, which also determines the conditions of the employment contracts including compensation.

For first time appointments the maximum possible appointment period of five years should not be the rule. A re-appointment prior to one year before the end of the appointment period with a simultaneous termination of the current appointment shall only take place under special circumstances. An age limit for members of the Management Board shall be specified.

5.1.3	The Supervisory Board shall issue Terms of Reference.

5.2	Tasks and Authorities of the Chairman of the Supervisory Board

The Chairman of the Supervisory Board coordinates work within the Supervisory Board and chairs its meetings.

The Chairman of the Supervisory Board shall also chair the committees that handle contracts with members of the Management Board and prepare the Supervisory Board meetings. He should not be Chairman of the Audit Committee.

The Chairman of the Supervisory Board shall regularly maintain contact with the Management Board, in particular, with the Chairman or Spokesman of the Management Board and consult with him on strategy, business development and risk management of the enterprise. The Chairman of the Supervisory Board will be informed by the Chairman or Spokesman of the Management Board without delay of important events which are essential for the assessment of the situation and development as well as for the management of the enterprise. The Chairman of the Supervisory Board shall then inform the Supervisory Board and, if required, convene an extraordinary meeting of the Supervisory Board.

5.3	Formation of Committees

5.3.1	Depending on the specifics of the enterprise and the number of its members, the Supervisory Board shall form committees with sufficient expertise. They serve to increase the efficiency of the Supervisory Board’s work and the handling of complex issues. The respective committee chairmen report regularly to the Supervisory Board on the work of the committees.

5.3.2	The Supervisory Board shall set up an Audit Committee which, in particular, handles issues of accounting and risk management, the necessary independence required of the auditor, the issuing

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

of the audit mandate to the auditor, the determination of auditing focal points and the fee agreement. The Chairman of the Audit Committee should not be a former member of the Management Board of the company.

5.3.3	The Supervisory Board can delegate other subjects to be handled by one or several committees. These subjects include the strategy of the enterprise, the compensation of the members of the Management Board, investments and financing.

5.3.4	The Supervisory Board can arrange for committees to prepare Supervisory Board meetings and to take decisions in place of the Supervisory Board.

5.4	Composition and Compensation

5.4.1	For nominations for the election of members of the Supervisory Board, care shall be taken that the Supervisory Board, at all times, is composed of members who, as a whole, have the required knowledge, abilities and expert experience to properly complete their tasks and are sufficiently independent. Furthermore, the international activities of the enterprise, potential conflicts of interest and an age limit to be specified for the members of the Supervisory Board shall be taken into account.

5.4.2	To ensure the Supervisory Board’s independent advice and supervision of the Management Board, not more than two former members of the Management Board shall be members of the Supervisory Board and Supervisory Board members shall not exercise directorships or similar positions or advisory tasks for important competitors of the enterprise.

5.4.3	Every member of the Supervisory Board must take care that he/she has sufficient time to perform his/her mandate. Members of the Management Board of a listed company shall not accept more than a total of five Supervisory Board mandates in non-group listed companies.

5.4.4	The election or re-election of members of the Supervisory Board at different dates and for different periods of office enables changing requirements to be taken into account.

5.4.5	Compensation of the members of the Supervisory Board is specified by resolution of the General Meeting or in the Articles of Association. It takes into account the responsibilities and scope of tasks of the members of the Supervisory Board as well as the economic situation and performance of the enterprise. Also to be considered here shall be the exercising of the Chair and Deputy Chair positions in the Supervisory Board as well as the chair and membership in committees.

Members of the Supervisory Board shall receive fixed as well as performance-related compensation. Performance-related compensation should also contain components based on the long-term performance of the enterprise.

The compensation of the members of the Supervisory Board shall be reported in the Notes of the

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

Consolidated Financial Statements, subdivided according to components. Also payments made by the enterprise to the members of the Supervisory Board or advantages extended for services provided individually, in particular, advisory or agency services shall be listed separately in the Notes to the Consolidated Financial Statements.

5.4.6	If a member of the Supervisory Board took part in less than half of the meetings of the Supervisory Board in a financial year, this shall be noted in the Report of the Supervisory Board.

5.5	Conflicts of Interest

5.5.1	All members of the Supervisory Board are bound by the enterprise’s best interests. No member of the Supervisory Board may pursue personal interests in his/her decisions or use business opportunities intended for the enterprise for himself/herself.

5.5.2	Each member of the Supervisory Board shall inform the Supervisory Board of any conflicts of interest which may result from a consultant or directorship function with clients, suppliers, lenders or other business partners.

5.5.3	In its report, the Supervisory Board shall inform the General Meeting of any conflicts of interest which have occurred together with their treatment. Material conflicts of interest and those which are not merely temporary in respect of the person of a Supervisory Board member shall result in the termination of his mandate.

5.5.4	Advisory and other service agreements and contracts for work between a member of the Supervisory Board and the company require the Supervisory Board’s approval.

5.6	Examination of Efficiency

The Supervisory Board shall examine the efficiency of its activities on a regular basis.

6.	Transparency

6.1	The Management Board will disclose without delay any new facts which have arisen within the enterprise’s field of activity and which are not known publicly, if such facts could, owing to their impact on the asset and financial situations or general business development, substantially influence the price of the company’s registered securities.

6.2	As soon as the company becomes aware of the fact that an individual acquires, exceeds or falls short of 5, 10, 25, 50 or 75% of the voting rights in the company by means of a purchase, sale or any other manner, the Management Board will disclose this fact without delay.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

6.3	The company’s treatment of all shareholders in respect of information shall be equal. All new facts made known to financial analysts and similar addressees shall also be disclosed to the shareholders by the company without delay.

6.4	The company shall use suitable communication media, such as the Internet, to inform shareholders and investors in a prompt and uniform manner.

6.5	Any information which the company discloses abroad in line with corresponding capital market law provisions shall also be disclosed domestically without delay.

6.6	The purchase or sale of shares in the company or of related purchase or sale rights (e.g. options) and of rights directly dependent on the stock market price of the company by members of the management board and supervisory board of the company or its parent company and by related parties shall be reported without delay to the company. Purchases based on employment contracts, as a compensation component as well as immaterial purchase and sale transactions (EURO25,000 in 30 days) are excepted from the reporting requirement. The company shall publish the disclosure without delay.

Corresponding information shall be provided in the Notes to the Consolidated Financial Statements. The shareholdings, including options and derivatives, held by individual Management Board and Supervisory Board members shall be reported if these directly or indirectly exceed 1% of the shares issued by the company. If the entire holdings of all members of the Management Board and Supervisory Board exceed 1% of the shares issued by the company, these shall be reported separately according to Management Board and Supervisory Board.

6.7	As part of regular information policy, the dates of essential regular publications (including the Annual Report, interim reports, General Meeting) shall be published sufficiently in advance in a “financial calendar.”

6.8	Information on the enterprise which the company discloses shall also be accessible via the company’s Internet site. The Internet site shall be clearly structured. Publications should also be in English.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

7.	Reporting and Audit of the Annual Financial Statements

7.1	Reporting

7.1.1	Shareholders and third parties are mainly informed by the Consolidated Financial Statements. They shall be informed during the financial year by means of interim reports. The Consolidated Financial Statements and interim reports shall be prepared under observance of internationally recognised accounting principles. For corporate law purposes (calculation of dividend, shareholder protection), Annual Financial Statements will be prepared according to national regulations (German Commercial Code), which also form the basis for taxation.

7.1.2	The Consolidated Financial Statements will be prepared by the Management Board and examined by the auditor and Supervisory Board. The Consolidated Financial Statements shall be publicly accessible within 90 days of the end of the financial year; interim reports shall be publicly accessible within 45 days of the end of the reporting period.

7.1.3	The Consolidated Financial Statements shall contain information on stock option programmes and similar securities-based incentive systems of the company.

7.1.4	The company shall publish a list of third party companies in which it has a shareholding that is not of minor importance for the enterprise. The trading portfolios of banks and financial services companies, on which voting rights are not exercised, are disregarded in this context. The following shall be provided: name and headquarters of the company, the amount of the shareholding, the amount of equity and the operating result of the past financial year.

7.1.5	Notes on the relationships with shareholders considered to be “related parties” pursuant to the applicable accounting regulations shall be provided in the Consolidated Financial Statements.

7.2	Audit of Annual Financial Statements

7.2.1	Prior to submitting a proposal for election, the Supervisory Board or, respectively, the Audit Committee shall obtain a statement from the proposed auditor stating whether, and where applicable, which professional, financial and other relationships exist between the auditor and its executive bodies and head auditors on the one hand, and the enterprise and the members of its executive bodies on the other hand, that could call its independence into question. This statement shall include the extent to which other services were performed for the enterprise in the past year, especially in the field of consultancy, or which are contracted for the following year.

The Supervisory Board shall agree with the auditor that the Chairman of the Supervisory Board will be informed immediately of any grounds for disqualification or impartiality occurring during the audit, unless such grounds are eliminated immediately.

7.2.2	The Supervisory Board commissions the auditor to carry out the audit and concludes an agreement on the latter’s fee.

German Corporate Governance Code
as amended on May 21, 2003
(convenience translation)

7.2.3	The Supervisory Board shall arrange for the auditor to report without delay on all facts and events of importance for the tasks of the Supervisory Board which arise during the performance of the audit.

The Supervisory Board shall arrange for the auditor to inform it and/or note in the Auditor’s Report if, during the performance of the audit, the auditor comes across facts which show a misstatement by the Management Board and Supervisory Board on the Code.

7.2.4	The auditor takes part in the Supervisory Board’s deliberations on the Annual Financial Statements and Consolidated Financial Statements and reports on the essential results of its audit.